Exhibit 10.33

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Bio-Rad	Diagnostics Group
Laboratories	1000 Alfred Nobel Drive
Hercules, CA 94547
Phone: 1-8004BIORAD (1-800-224-6723)
Fax: 1-800-879-2289
Email: usorders@bio-rad.com

CONFIDENTIAL

PRICE AGREEMENT #20-28629

Gary Pestano	Laura Peek
BioDesix, Inc.	C/O BioDesix, Inc
2790 Wilderness Place, Ste. 100	8960 Commerce Drive, Bldg. 6
Boulder, CO 80301	De Soto, KS 66018
Bill-To Account: [***]	Ship-To Account: [***]

Date: May 12, 2020

Our Reference:	Kathy Hogue, Executive Account Manager David Tomichek, Core Lab Immunochemistry Manager

Route: Best Way Terms: Net 30 days from date of invoice Any terms and conditions contained in Customer’s purchase or order form shall be null and void unless specifically agreed

Shipment can be made 30 - 90 days for instrument and 3 - 5 days for reagents after receipt of order.

NOTE: Bio-Rad will only ship to end-user. Pricing to in writing by Bio-Rad. quoted to United States and its possessions only

Catalog No.	Product Description	Kit QTY per Month 1-20	Kit QTY per Month 21-49	Kit QTY per Month 50-75	Kit QTY per Month >75
12013798	Platelia SARS-CoV-2 Total Ab 480 tests	[***]	[***]	[***]	[***]

Proposal and pricing set forth above is valid for thirty (30) days pending acceptance and counter-signature of this agreement. Term of this agreement is (36) thirty-six months from the Effective Date. Monthly kit volumes will be reviewed on a quarterly basis and pricing may be subject to increase for noncompliance.

Supplier may immediately terminate this Agreement in the event (a) Customer fails to make payment when due (b) materially breaches this Agreement (other than non-payment) and fails to cure such breach within thirty (30) days of notice by Supplier of such breach, or (c) Customer makes an assignment for the benefit of creditors or proceedings are commenced by or for Customer under any bankruptcy, insolvency, or debtor’s relief law.

Due to the high demand in our Covid offerings our supply will be on allocation short term. We cannot always confirm a delivery date, yet Sales will contact you with further information.

In the U.S., the test has been authorized by the FDA under an EUA for use by authorized laboratories. The test has not been FDA cleared or approved. The test has been authorized only for the presence of total antibodies against SARS- CoV-2, not for any other viruses or pathogens. This test is only authorized for the duration of the declaration that circumstances exist justifying the authorization of emergency use of in vitro diagnostics for detection and/or diagnosis of COVID-19 under Section 564(b)(1) of the Act, 21 U.S.C. § 360bbb-3(b)(1), unless the authorization is terminated or revoked sooner.

BioDesix, Inc.:		SUPPLER:

By:	/s/ Robin Cowie	By:	/s/ Karen M. Smith
Name:	Robin Cowie	Name:	Karen M. Smith

Title:	CFO	Title:	Contract Analyst CDG Commercial Contract Management
Date:	5/14/2020	Date:	05-12-20